April 23, 2008
Valuation Report
Tele Norte Celular Participações S.A.
IMPORTANT DISCLAIMER: This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. The Translation was made by persons whose native language is not
English, therefore there is no warranty as to the accuracy, reliability or completeness of any information translated and no one should rely on the accuracy, reliability or completeness of such information. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.
Exhibit 99(C)

Disclaimer
This valuation report is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any shares of Tele Norte Celular Participações S.A. ("TNCP").
The tender offer for the outstanding preferred shares of TNCP referred to in this valuation report has not commenced.
Any offer to purchase or solicitation of an offer to sell any preferred shares of TNCP from any person resident in the United States will be made only pursuant to an offer to purchase and related materials that Telemar Norte Leste S.A. ("Telemar") intends to file with the U.S.
Securities and Exchange Commission (the "Commission") upon commencement of the tender offer.
Holders of preferred shares of TNCP should read carefully the offer to purchase and the other documents relating to the tender offer when they become available and prior to making any decisions with respect to the tender offer because these documents will contain important information about the tender offer, including the terms and conditions of the tender offer.
Following the filing with the Commission of the offer to purchase and the other documents relating to the tender offer, holders of preferred shares of TNCP will be able to obtain the filed documents free of charge at the Commission's website at www.sec.gov, from Telemar or from TNCP.

Index
1. Executive summary 3
2. Information about the evaluator 8
3. Market and company description 15
4. Valuation of Tele Norte Celular 18
4.1. Financial and operational highlights 19
4.2. Economic value 23
4.3. Book value of the shareholders’ equity 30
4.4. Weighted average share price on the BOVESPA 32
Appendix A. Analysis of historical spreads between ON and PN shares 36
Appendix B. Valuation criterion 39
Appendix C. Terms and definitions used in the valuation report 41
Appendix D. Calculation of the NPV of holding expenses 43
Appendix E. Additional information and disclaimers 45

1. Executive summary
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Tele Norte Celular - Valuation summary
Economic value based on the multiples of comparable companies methodology
Source: Financial statements of Tele Norte Celular and Credit Suisse. Base date: December 31, 2007.
(1) For further information on the value breakdown between different classes of shares of Tele Norte Celular and Amazônia Celular, see pages 28 and 29 of this report.
(2) For further information on the applied calculation methodology, see Appendix B of this report.
(3) “TMAC” refers to Amazônia Celular S.A. The revenue from the reversal of ICMS tax in 2007 amounting to R$26.6mn was excluded for the purpose of this analysis, since it was extraordinary and a non-recurring event. Adjusted EBITDA includes statutory interest and contributions, since they are operating expenses.
(4) The value of Tele Norte Celular holding was calculated based on its ownership stake in TMAC, a controlled company responsible for the operating activities.
(5) Net present value of TNCP holding operating expenses. For more information, see Appendix D of this report.
(6) Source: Tele Norte Celular (Tele Norte Celular did not have any treasury shares as of December 31, 2007).
R$ mn, except when otherwise indicated
Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse” or “CS”) has been retained by Telemar Norte Leste S.A. (“Telemar”) to prepare this valuation report (“Valuation Report”) for the purpose of the public voluntary tender offer (“Voluntary TO”) for the preferred shares of Tele Norte Celular
Participações S.A. (“Tele Norte Celular” or “TNCP”), as described in Article 2 (IV) of CVM Instruction No. 361/02.
Based on the economic value criterion and multiples of comparable companies methodology, the value range per common and preferred share issued by Tele Norte Celular is demonstrated below: (1) (2)
+ 4.88% - 4.65%
Credit Suisse applied the economic value criterion based on multiples of comparable companies to calculate the value of the shares issued by Tele Norte Celular
TMAC Adjusted EBITDA 2007
(3) R$ 116.8
x EV/EBITDA Multiple 5.55x
= TMAC enterprise value 648.5
(-) TMAC net debt (12/31/2007) 226.6
= TMAC total equity value 421.9
Value per
share
. PN shares 114.0 $31.50
. Controlling ON shares 282.3 138.41
. Minority ON shares 25.7 110.73
TMAC shares owned by TNCP
Shares
% of share
class
. PN shares ('000) 2,374.2 65.63%
. ON shares ('000) 2,039.3 89.78%
= TNCP enterprise value
(4) 357.1
(-) NPV of TNCP holding expenses
(5) 11.4
(-) TNCP net debt (12/31/2007) 9.8
= TNCP total equity value 335.9
. PN shares 116.6
. ON shares 219.3
Number of PN shares ('000)
(6) 4,209.2
Number of ON shares ('000)
(6) 2,492.5
Total number of shares ('000)
(6) 6,701.7
PN (R$/share)
(1)
R$ 26.42 R$ 27.71 R$ 29.06
ON controlling (R$/share)
(1)
92.81 97.34 102.09
ON minority (R$/share)
(1)
74.25 77.87 81.67

Tele Norte Celular - Valuation summary (cont’d)
Weighted average price of shares listed on the BOVESPA
Source: Economática, as of April 23, 2008.
(1) Material Fact dated August 2, 2007 regarding the acquisition by Vivo Participações S.A. of shares of TNCP owned by Telpart Participações S.A.
(2) Source: Tele Norte Celular (Tele Norte Celular did not have any treasury share as of December 31, 2007).
R$ per share
Based on the weighted average price of the shares issued by Tele Norte Celular listed on the BOVESPA, the price range of common and preferred shares issued by Tele Norte Celular is demonstrated below:
ON PN
12-month period prior to the release of the Material Fact (1)
08/01/2006 - 08/01/2007 R$ 50.95 R$ 19.61
Number of shares ('000)
(2)
2,492.5 4,209.2
Market capitalization (R$ mn) 127.0 82.5
Value per share weighted by the amount of shares of each class R$ 50.95 R$ 19.61
Period between the release of the Material Fact and the date of the valuation report
08/02/2007 - 04/23/2008 R$ 72.24 R$ 25.43
Number of shares ('000)
(2)
2,492.5 4,209.2
Market capitalization (R$ mn) 180.1 107.0
Value per share weighted by the amount of shares of each class R$ 72.24 R$ 25.43
90-day period between 01/24/08 and 04/23/08
01/24/2008 - 04/23/2008 R$ 76.40 R$ 27.58
Number of shares ('000)
(2)
2,492.5 4,209.2
Market capitalization (R$ mn) 190.4 116.1
Value per share weighted by the amount of shares of each class R$ 76.40 R$ 27.58

Tele Norte Celular - Valuation summary (cont’d)
Book value of the shareholders’ equity per share
R$ mn, except when otherwise indicated
Source: Financial statements of Tele Norte Celular. Base date: December 31, 2007.
(1) Source: Tele Norte Celular (Tele Norte Celular did not have any treasury share as of December 31, 2007).
Based on the book value of the shareholders’ equity per share methodology, the value of common and preferred shares issued by Tele Norte Celular is R$13.15
12/31/2007
Total assets R$ 529.21
(-) Total liabilities 409.3
(-) Minority interests 31.8
= Shareholders' equity 88.1
Total number of shares ('000)
(1)
6,702
R$/share PN and/or ON 13.15

Tele Norte Celular - Valuation summary (cont’d)
Comparative analysis of value ranges
R$ per share
Weighted average price
Economic value
Book value of the shareholders’ equity per share
ON PN
Period from 08/01/2006 to 08/01/2007
Period from 08/02/2007 to 04/23/2008
Period from 01/24/2008 to 04/23/2008
ON controlling
ON minority
R$ 26.42
R$ 27.58
R$ 25.43
R$ 13.15
R$ 19.61
R$ 29.06
According to Schedule III, IX, “e” of CVM Instruction No 361/02, CS presents a comparative chart with the amounts calculated for common and preferred shares issued by Tele Norte Celular
R$ 74.25
R$ 92.81
R$ 13.15
R$ 102.09
R$ 81.67
R$ 50.95
R$ 72.24
R$ 76.40

8 2. Information about the evaluator * * * * * * * *

Qualifications of the evaluator
As established in CVM Instruction No. 361/02, CS presents its qualifications below.
CS has acted as an advisor in important mergers and acquisitions in the Brazilian market:
Advisory services in mergers and acquisitions
Companies that operate in the segment of Tele Norte Celular (Telecom)
Telemar (2008): Advisory services to Telemar Norte Leste in the acquisition of Brasil Telecom Participações / Brasil Telecom
Telecom Itália (2007): Advisory services to Telecom Itália in the sale of its stake in Solpart Participações to a group of investors
TIM (2006): Advisory services to TIM in the merger of shares of TIM Celular by TIM Participações
Telesp Celular (2003): Advisory services to Telesp Celular in the acquisition of Tele Centro Oeste Celular
Other relevant credentials in mergers and acquisitions
Public companies
Bovespa (2008): Advisory services to Bovespa Holding in its merger with Bolsa de Mercadorias & Futuros - BM&F
MMX (2008): Advisory services to MMX in the sale of MMX Minas-Rio and MMX Amapá to Anglo American
Eleva (2007): Advisory services to Perdigão in the acquisition of Eleva
MMX (2007): Advisory services to MMX and Centennial Asset in the sale of 50% of the capital of MMX Minas-Rio to Anglo American
Submarino (2006): Advisory services to Submarino in the merger between Submarino and Americanas.com
CVRD (2006): Advisory services to CVRD in the takeover bid for Inco
International Paper (2006): Advisory services to IP in the sale of Inpacel to Stora Enso
Dufry (2006): Advisory services in the acquisition of 80% of Brasif and Eurotrade
ALL (2006): Advisory services to ALL in the acquisition of Brasil Ferrovias and Novoeste Brasil
Bunge Fertilizantes (2006): Advisory services to Bunge Fertilizantes in its sale to Fosfertil
Acesita (2005): Advisory services to Previ and Petros in the exercise of its put option against Arcelor do Brasil, whereby they sold 25% of the voting capital of Acesita
Usiminas (2005): Advisory services in the exchange of its stake in Siderar and Sidor for a stake of 16% in the total capital of Ternium
CCR (2003): Advisory services to Andrade Gutierrez, Brisa, Camargo Corrêa in the acquisition of Odebrecht’s stake in CCR
Private companies
J. Mendes (2008): Advisory services to Mineração J. Mendes in its sale to Usiminas
Magnesita (2007): Advisory services in the sale of Magnesita to GP Investimentos
Grupo Dedini Agro (2007): Advisory services in the sale of Dedini to Abengoa Bioenergy
Note: The term “advisory” includes the following services: structuring of the transaction, assistance on data gathering, financial and economic valuations and advisory on the negotiation between the parties.

Qualifications of the evaluator (cont’d)
Qualification of the professionals responsible for the Valuation Report:
Marco Gonçalves
Responsible for Mergers and Acquisitions, Investment Banking
José Olympio Pereira
Managing Director, Head of the Investment Banking Division in Brazil
José Olympio Pereira is responsible for the investment banking division of Credit Suisse in Brazil
Before joining CS, José Olympio was co-responsible for the investment banking division in Latin America and responsible for this division in Brazil at
Citigroup Global Markets between February 2001 and May 2004. He was also responsible for Donaldson, Lufkin & Jenrette in Brazil between February 1998 and December 2000. He worked for 13 years at Banco de Investimentos Garantia, where he occupied several positions, including his latest position as responsible for the corporate finance area. During his career, José Olympio was responsible for a large number of relevant mergers and acquisitions, as well as for various equity and debt offerings in the Brazilian and international markets
José Olympio has a degree in Civil Engineering from Pontifícia Universidade Católica in Rio de Janeiro and a masters’ degree in Business from Harvard
Business School
Marco Gonçalves is responsible for mergers and acquisitions of the investment banking division of Credit Suisse in Brazil
Before joining CS, Marco Gonçalves worked at ABN Amro Bank, Deustche Bank and BNP Paribas both in Brazil and in New York. Marco Gonçalves has over 13 years of experience in investment banking, and has provided advisory services to various clients in mergers and acquisitions in a number of sectors
Marco Gonçalves has a Mechanical Engineering degree from the Federal University of Santa Catarina and a specialization course in Finance from the New
York University

Qualifications of the evaluator (cont’d)
Qualification of the professionals responsible for the Valuation Report:
Edwyn Neves
Analyst, Investment Banking
Bruno Amaral
Associate, Investment Banking
Bruno Amaral is an associate of the investment banking division of Credit Suisse in Brazil
Bruno Amaral has been a part of the Credit Suisse team since February 2005. Before joining Credit Suisse, Bruno worked in the investment banking division of Citigroup Global Markets (ex-Salomon Smith Barney) in São Paulo and New York, and in the mergers and acquisition division of BNP Paribas in São
Paulo and Paris. He has over 8 years of experience in investment banks and has already worked on various mergers and acquisitions, as well as equity and debt offerings in various sectors in Brazil, Latin America and Europe
Bruno Amaral has a degree in Economics from the Universidade de São Paulo
Edwyn Neves is part of the execution team of the investment banking division of Credit Suisse in Brazil
Before joining Credit Suisse in April 2007, Edwyn Neves worked at the private equity firm Advent International. During his career, Edwyn Neves worked in several capital market transactions and mergers and acquisitions in various sectors
Edwyn Neves has a degree in Business from the School of Business of Fundação Getúlio Vargas (São Paulo)

Evaluator’s representations
As established in CVM Instruction No. 361/02, CS represents that:
1. The table below summarizes the quantity of securities issued by Tele Norte Celular that CS, as well as other entities linked to it, hold or own under their administration, based on data as of April 23, 2008
2. There is no conflict of interest that reduces the independence needed to perform its duties in connection with the preparation of this Valuation Report.
3. It has no direct or indirect interest in Tele Norte Celular, Telemar or in the Voluntary TO, and there is no other relevant circumstance that may be considered a conflict of interest; the controlling shareholder or managers of Tele Norte Celular and Telemar have not directed, limited, hindered or performed any act that adversely affected or may have adversely affected the access to, use or knowledge of information, assets, documents or work methodologies relevant for the quality of the respective conclusions; the controlling shareholders of the companies and their managers have not determined the methodologies used in this Valuation Report;
there is no existing or potential conflict or pooling of interests with the controlling shareholder of Telemar, or with their minority shareholder(s) or, with respect to Tele Norte Celular, its respective partners, or in connection with the Voluntary TO
4. The combined cost of this Valuation Report and of the valuation report of Amazônia Celular S.A. (“Amazônia
Celular” or “TMAC”), paid by Telemar, is R$1,244,428.57
5. CS will receive the equivalent amount in Reais of US$450,000.00 as commission for structuring the public mandatory tender offers and public voluntary tender offers for the acquisition of shares of Amazônia Celular and Tele Norte Celular
Entity Observation
Type of
Security
Ticker
Number
of Shares
% of Total
Capital
Credit Suisse "Próprio" Fundo de Investimento de Ações
Investment fund under administration of CS
conglomerate companies
Shares TNCP4 2,860 0.0486%
Credit Suisse International Affiliate Shares TNCP4 27,540 0.4677%

Evaluator’s representations (cont’d)
6. Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, a wholly-owned subsidiary of CS, will act as an intermediary institution in the Voluntary TO, as per CVM Instruction No. 361/02, and will receive the following compensation: 0.35% of the total gross amount disbursed in connection with the acquisition of shares under the mandatory public tender offers for common shares of Amazônia Celular and Tele Norte
Celular; and 0.70% of the total gross amount disbursed in connection with the acquisition of shares under the voluntary public tender offers for shares of Amazônia Celular and Tele Norte Celular
7. On December 28, 2007 it received R$19,052.42 as reimbursement of expenses incurred in the provision of advisory services to Telemar in connection with the process of sale of the shares issued by Tele Norte
Celular owned by Telpart Participações S.A.
8. On December 21, 2007 it received R$963,177.69 for the 1st installment of the engagement commission to act as exclusive financial advisor in connection with the merger or direct or indirect acquisition of shares issued by Brasil Telecom S.A. and Brasil Telecom Participações S.A.
9. On January 8, 2008 it received R$1,888,217.14 for the 2nd installment of the engagement commission to act as exclusive financial advisor in connection with the merger or direct or indirect acquisition of shares issued by Brasil Telecom S.A. and Brasil Telecom Participações S.A.
10. It has been retained by Telemar to prepare a valuation report on Amazônia Celular in the context of the mandatory tender offer and the voluntary tender offer for acquisition of shares of Amazônia Celular, as explained previously in item 5
11. It received from Telemar, in the 12 months prior to the Mandatory TO registration request, R$2,870,447.25 as remuneration for the provision of any consultancy, valuation, auditing and related services, as explained previously in items 7, 8 and 9
12. It has not received from Tele Norte Celular, in the 12 months prior to the Voluntary TO registration request, any remuneration for the provision of any consultancy, valuation, auditing and related services

Evaluator’s representations (cont’d)
13. This Valuation Report presents:
I. Information about the shares issued by Tele Norte Celular, including the ownership structure;
II. The valuation criterion based on economic value using the multiples of comparable companies methodology;
III. Description of the methodologies applied in the valuation of the shares issued by Tele Norte Celular using market prices and book value of the shareholders’ equity criteria; and
IV. Tables with data used in the calculation of values.
14. In addition to the information required in article 8, paragraph 3 of CVM Instruction No. 361/02, this Valuation
Report provides additional information aimed at supplementing the analysis presented herein and supporting the conclusion on the calculated value of the shares of Tele Norte Celular
15. In compliance with article 8 (V) (b) of CVM Instruction No. 361/02, Credit Suisse represents that, among the valuation criteria presented in this document, it believes the methodology of economic value using multiples of comparable companies, as per item XII (c), 2, of schedule III of CVM Instruction No. 361/02, to be the most appropriate for determining the value range of the shares issued by Tele Norte Celular
16. CS internal process for the approval of the Valuation Report involves the following stages:
I. Discussion about the methodology and assumptions to be applied in the valuation with the team involved in the operation; and
II. After preparation and revision of the report by the team involved, the report is submitted for the analysis of an internal bank committee, composed of the bank’s CEO, the director of the investment banking division, legal counsel and other members of the committee, and others responsible for the departments involved in the transaction

15 3. Market and company description * * * * * * * *

Summary of the market in which Tele Norte Celular
operates
Tele Norte Celular operates in the States of Maranhão, Pará,
Amazonas, Roraima and Amapá, in the North and Northeast regions of Brazil, covering an area of 3,534mn square kilometers – about
41% of the Brazilian territory
Market Market overview
Global market
The number of mobile phones in the world increased from 2.7bn to
3.3bn between 2006 and 2007, which corresponds to a penetration rate of approximately 1 mobile phone for each 2 inhabitants
In 2007, Brazil consolidated itself as the fifth largest mobile phone market in the world, with around 121mn mobile phones
Brazilian market
The number of mobile phones operating in Brazil was 121mn in 2007, posting growth of 21% versus the previous year, when accesses totaled
100mn
Therefore, the mobile phone density in Brazil advanced ten percentage points, reaching 63.6 units per 100 inhabitants
GSM is the most popular technology, with market share of 78.5% in
2007. The CDMA technology accounts for 17.3% of accesses in
operation, followed by TDMA, with 4.3%
The prepaid segment posted slight growth versus 2006, ending 2007 with 80.6% of the total (97.5mn users)
Postpaid plan users, accounting for 19.4% of the market, totaled
23.4mn consumers
Main global mobile phone markets
2004 2005 2006 2007
(In millions of phones)
China 335 393 461 547
USA 181 208 233 253
India 48 76 149 234
Russia 74 126 152 173
Brazil 66 86 100 121
Japan 91 95 100 105
Source: Teleco.
3,741
4,827
5,445
6,993
29%
13%
28%
2004 2005 2006 2007
Mobile Growth %
Source: Anatel.
Growth in the number of mobile phones in the region
(in millions of phones)
States in which Amazônia Celular operates
State
Mobiles
(‘000)
Prepaid -
Density
(1)
Pará
3,104 89.5% 42.5
Maranhão
1,763 88.0% 28.0
Amazonas
1,727 86.2% 50.3
Amapá
349 87.7% 54.0
Roraima
205 82.3% 48.8
Average Brazil 80.8% 64.5
Source: Anatel; values as of January 2008.
(1) Mobile phones per 100 inhabitants.

Tele Norte Celular
Participações S.A.
Description of Tele Norte Celular
Company description
Tele Norte Celular Participações S.A. is a holding company
which owns 89.78% of the voting capital and 74.95% of the total capital of Amazônia Celular
Through Amazônia Celular, Tele Norte Celular provides mobile phone services in an area spanning over 3.5mn square
kilometers, which corresponds to 41% of the Brazilian territory.
The region has low population density: 4.9 inhabitants per
square meter, which means that 17.3mn people reside in the
region
Four operators provide Personal Mobile Services in the region, three of which offer GSM technology and one of which offers
CDMA technology. Amazônia Celular is the only operator that
offers GSM/EDGE and TDMA technologies
Performance in 2007
Through Amazônia Celular, Tele Norte Celular ended 2007 with
1,416,620 clients, an increase of 17.0% versus 2006, reversing the downward trend of the two previous years. At the end of the period, the prepaid segment accounted for 85.0% of the
customer base and the postpaid segment accounted for 15.0%
thereof
The Company’s market share in 2007 was 20.3%, 1.9
percentage point lower than in 2006, but this decline was much smoother than the 3.5 percentage point decline observed
between 2005 and 2006
Despite this, the company achieved net sales of 799 thousand new phones, growing by 20% yoy
The consolidated annual churn rate stood at 40.4%, 14.5
percentage points lower than in the previous year
Ownership structure
Source: Tele Norte Celular.
Company overview
Telemar Norte Leste
S.A.
Free float
Total 19.3%
ON 51.9%
PN 0.1%
Total 80.7%
ON 48.1%
PN 99.1%
Market share
Source: Teleco; values as of January 2008.
18.7%
17.9%
18.7%
33.3%
22.4%
29.2%
21.5%
37.8%
34.2%
49.6%
34.1%
33.3%
35.0%
32.4%
28.0%
17.9%
27.3%
8.6%
PA MA AM AP RR
Amazônia Vivo Tim Oi

18 4. Valuation of Tele Norte Celular * * * * * * *

19 4. Valuation of Tele Norte Celular 4.1. Financial and operational highlights * * * * * * *

Main financial highlights
Historical consolidated balance sheet
Source: Financial statements of Tele Norte Celular.
R$ mn
2005 2006 2007 2005 2006 2007
Loans and financing 58.3 241.1 80.9
Suppliers 117.1 138.3 83.7
Cash and financial investments 65.7 51.4 44.8 Taxes payable 7.2 6.6 8.2
Accounts receivable 88.8 104.9 81.3 Dividends payable 4.0 0.8 3.3
Recoverable taxes 20.3 22.0 18.2 Provisions 15.0 12.4 10.6
Inventory 11.5 10.5 9.7 Hedge operations 35.9 17.4 7.4
Other current assets 9.9 5.1 4.4 Other obligations 4.9 5.6 23.9
Current assets 196.1 193.9 158.4 Current liabilities 242.5 422.3 218.1
Loans and financing 190.0 0.0 70.9
Provisions 7.9 54.6 30.5
Intercompany loans 5.2 13.2 26.1
Deferred income taxes 68.5 82.1 82.1 Hedge operations 11.0 22.4 45.8
Other recoverable taxes 9.9 8.6 6.4 Pension plan 1.7 2.1 2.3
Intercompany credits 0.0 0.0 0.0 Others 16.9 13.2 15.7
Other long-term assets 15.6 4.2 5.7 Minority interest 55.8 30.2 31.8
Long-term assets 93.9 94.9 94.2 Long-term liabilities 288.4 135.6 223.0
Investments 0.1 0.1 0.1 Paid-in capital 84.9 84.9 84.9
PP&E 357.8 300.6 238.7 Profit reserves 76.5 5.9 0.2
Intangible 62.2 56.4 37.9 Retained earnings 17.8 (2.8) 3.1
Fixed assets 420.0 357.0 276.6 Shareholders' equity 179.1 88.0 88.1
Total assets 710.1 645.9 529.2 Total liabilities and shareholders’ equity 710.1 645.9 529.2

Main financial highlights (cont’d)
Consolidated historical income statement
Source: Financial statements of Tele Norte Celular.
(1) The ICMS tax provision expense of R$46.3mn incurred in 2006 and the revenue from the reversal of this tax in 2007 amounting to R$26.6mn were excluded for the purpose of this analysis, since they are extraordinary and non-recurring events. Adjusted EBITDA includes statutory interest and contributions, since they are operating expenses, and Tele Norte Celular holding expenses.
R$ mn
2005 2006 2007
Net revenues R$ 432.0 R$ 436.3 R$ 486.7
. Services 390.0 385.0 462.6
. Phones 42.0 51.2 24.1
Growth % (13.4%) 1.0% 11.6%
Gross profit 176.8 137.1 169.5
Margin % 40.9% 31.4% 34.8%
Adjusted EBITDA (1) 124.6 83.0 115.7
Margin % 28.9% 19.0% 23.8%
Depreciation and amortization (112.7) (116.0) (109.9)
EBIT 11.9 (79.3) 34.7
Margin % 2.8% (18.2%) 7.1%
Financial revenue (expense), net (26.3) (55.3) (28.4)
Net income (42.4) (76.1) 3.2
Margin % (9.8%) (17.4%) 0.7%

Main operational highlights
Operational indicators
Source: Financial statements of Tele Norte Celular.
2005 2006 2007
Number of subscribers - year-end (‘000) 1,238 1,211 1,417
Growth % 8.4% (2.2%) 17.0%
Annual average number of subscribers (‘000) 1,190 1,224 1,314
Growth % n.a. 2.9% 7.3%
Gross client additions 629 666 725
Growth % n.a. 5.9% 8.9%
Churn rate (1) 48.1% 54.9% 40.4%
Postpaid 32.8% 25.1% 24.7%
Prepaid - 52.8% 62.4% 43.6%
Average service revenue per subscriber (2) 24.1 25.2 29.1
Postpaid 72.4 76.9 89.3
Prepaid 9.6 12.3 17.1
CAPU
(3) 158.0 122.0 138.0
(1) Deactivations in the year / average between the number of clients at the beginning and at the end of the year.
(2) Net revenues from services in the year / average between the number of clients at the beginning and at the end of the year.
(3) Sum of marketing and sales expenses, commissions, subsidies to phones, FISTEL fee / number of gross activations in the period.

23 4. Valuation of Tele Norte Celular 4.2. Economic value * * * * * * *

Description of comparable companies
Tele Norte Celular’s valuation according to an analysis of multiples of comparable companies used as reference Brazilian and international comparable companies with greater similarities and outstanding position in the sector in which they operate
Brazilian comparable companies
Telesp: Operates a local fixed telephone line in the State of São Paulo and provides Internet services
GVT: Offers products and solutions for conventional fixed telephone lines, data transmission services to companies,
Internet services (broadband and ISP), and VoIP services
Vivo: Provides mobile phone services via the GSM, CDMA and TDM systems
TIM: Offers mobile phone services in the entire Brazilian territory via the GSM system
Brasil Telecom: Offers fixed line and mobile telephone operations, data and voice transmission services and domestic and international long-distance calls, data center, free Internet, broadband and dial-up access
Telemar: Provides fixed and mobile telephone services, data communication, Internet and paid-TV
Foreign comparable companies
America Móvil: Provides mobile communication services in Latin America via the GSM system
Telmex: Provides local and long-distance fixed line telephone services in Mexico, and Internet and data transmission services in Brazil, Argentina, Chile, Colombia and Peru. It also offers paid-TV services in Brazil and telecommunication services in Ecuador
Credit Suisse believes it is reasonable to take the group of companies above as a parameter for calculation of multiples, since (i) a significant part of their revenues comes from similar activities to those provided by Tele
Norte Celular / Amazônia Celular and/or (ii) these companies operate in the telecom market in Brazil or Latin
America

Description of comparable companies (cont’d)
The above table shows the comparability among the selected companies, since the revenues of each of them derive from telecommunication services similar to those performed by Tele Norte Celular / Amazônia Celular
Summary of 2007 financial information:
Net Revenues
Wireless Wireline Other
(in R$ million)
Wireline
Telmex - 18,537 4,765 14,249 6,425 2,395
Telesp
(1)
- 16,949 4,235 6,401 2,363 1,993
GVT - 854 127 358 59 566
Wireless
América Móvil 47,699 - 8,103 23,335 10,493 6,160
Vivo Participações 11,089 - 1,403 3,013 (99) 1,919
TIM Participações 11,421 - 1,021 2,918 76 1,933
Integrated
Telemar
(2)
4,436 20,717 3,523 6,442 2,358 2,328
Brasil Telecom
(3)
2,024 11,204 2,769 3,797 671 1,399
Tele Norte Celular 463 - 24 116 3 28
Source: Companies.
(1) Gross revenues breakdown. Total net revenues of R$14,728 million.
(2) Gross revenues breakdown. Total net revenues of R$17,584 milion.
(3) Gross revenues breakdown. Total net revenues of R$11,059 milion.
EBITDA Net Income CAPEX

Multiples of comparable companies
(In local currency, in millions)
Net Market Enterprise
Debt
Capitalization
(2)
Value
(3)
2007 2008
Selected Companies
Wireline
Telmex
(4)
1,081.5 86,709 377,610 464,319 5.81x 5.72x
Telesp
(5)
11.7 2,733 21,550 24,283 3.79x 3.75x
GVT
(5)
19.9 110 4,520 4,630 13.46x 9.35x
Average 7.69x 6.27x
Median 5.81x 5.72x
Wireless
America Móvil (4)
5,021.1 92,730 1,174,787 1,267,517 9.68x 8.47x
Vivo Participações
(5)
61.6 2,579 16,310 18,889 6.27x 5.06x
TIM Participações (5)
39.9 973 14,483 15,457 5.30x 4.36x
Average 7.08x 5.96x
Median 6.27x 5.06x
Integrated
Brasil Telecom
(5)
136.3 478 15,813 16,291 4.21x 4.01x
Telemar
(5)
139.5 2,735 22,777 25,512 3.96x 3.83x
Average 4.08x 3.92x
Median 4.08x 3.92x
Total median 5.55x 4.71x
(1) Local currency in millions. It includes equity turnover of all classes of shares and, if applicable, ADRs.
(2) Average share price in the 30-day period ended on 04/23/08.
(3) Enterprise value = net debt + market capitalization.
(4) In Mexican Pesos.
(5) In Brazilian Reais.
Note: The market capitalization of the Brazilian companies was calculated considering the prices and amounts of ON and PN shares, except for GVT which has ON shares only.
: Note For the purpose of calculating the multiples the net debt of Brasil Telecom Participações and Tele Norte Leste Participações was calculated adding the net debt of the controlling company to the net debt of the operating , company (proportional to the ownership stake that the holding company has in the operating company).
Source: Bloomberg and companies' financial statements. Updated as of 04/23/08.
Company
Daily average equity
turnover
(1)
Enterprise value / EBITDA

Economic value - multiples of comparable companies
According to the economic value criterion based on multiples of comparable companies methodology, the value range per preferred and ordinary share issued by Tele Norte Celular is demonstrated below:
(1)
Economic value based on multiples of comparable
companies methodology
Source: Financial statements of Tele Norte Celular and Credit Suisse.
(1) For further information on the value breakdown among the different classes of shares of Tele Norte Celular and Amazônia Celular, see pages 28 and 29 of this report.
(2) Tele Norte Celular did not have any treasury shares on December 31, 2007.
(3) “TMAC” refers to Amazônia Celular S.A. The revenue from the reversal of ICMS tax in 2007 amounting to R$26.6mn was excluded for the purpose of this analysis, since it is extraordinary and a non-recurring event. Adjusted EBITDA includes statutory interest and contributions, since they are operating expenses.
(4) The value of Tele Norte Celular holding was calculated based on its ownership stake in TMAC, a controlled company responsible for the operating activities.
(5) Net present value of TNCP holding operating expenses. For more information, see Appendix D of this report.
R$ mn, except per share data
+ 4.88% - 4.65%
Net debt breakdown
R$ mn
TMAC TNCP
12/31/2007 12/31/2007
Loans and financing R$ 76.0 R$ 5.0
Dividends payable – 3.3
Hedge operations 4.9 2.5
Reverse shares split – 14.0
Short term debt 80.9 24.8
Loans and financing 70.9 –
Provisions 30.5 –
Intercompany debt 26.2 0.1
Hedge operations 45.8 –
Pension plan 2.3 –
Long term debt 175.6 0.1
Total gross debt 256.5 24.9
Cash and financial investments 29.9 15.0
Intercompany credits – 0.1
Cash and financial investments 29.9 15.1
Net debt 226.6 9.8
TMAC Adjusted EBITDA 2007
(3) R$ 116.8
x EV/EBITDA Multiple 5.55x
= TMAC enterprise value 648.5
(-) TMAC net debt (12/31/2007) 226.6
= TMAC total equity value 421.9
Value per
share
. PN shares 114.0 $31.50
. Controlling ON shares 282.3 138.41
. Minority ON shares 25.7 110.73
TMAC shares owned by TNCP Shares
% of share
class
. PN shares ('000) 2,374.2 65.63%
. ON shares ('000) 2,039.3 89.78%
= TNCP enterprise value
(4) 357.1
(-) NPV of TNCP holding expenses
(5) 11.4
(-) TNCP net debt (12/31/2007) 9.8
= TNCP total equity value 335.9
. PN shares 116.6
. ON shares 219.3
Number of PN shares ('000) (2)
4,209.2
Number of ON shares ('000)
(2) 2,492.5
Total number of shares ('000) (2)
6,701.7
PN (R$/share)
(1)
R$ 26.42 R$ 27.71 R$ 29.06
ON controlling (R$/share)
(1)
92.81 97.34 102.09
ON minority (R$/share)
(1)
74.25 77.87 81.67

Amazônia Celular - Value breakdown among PNs,
ON minority and ON controlling shares
1. The total value of shares reflects Amazônia Celular’s equity value
2. The value of ON controlling shares reflects the control
premium of 25.0% on ON minority shares, in line with the implicit premium defined in the Brazilian Corporate Law (1)
3. The value of ON minority shares reflects a historic spread (90 days) of 251.5% on PN shares, as per appendix A
4. The value of PN shares reflects the remaining value of the shares after the distributions under “2” and “3”
1. Total equity value 421.9
Total number of shares (millions) 5.9
Price per share 71.65
2. Equity value of ON controlling shares 282.3
Number of ON controlling shares (millions) 2.0
Price per ON controlling share R$ 138.41
3. Equity value of ON minority shares 25.7
Number of ON minority shares (millions) 0.2
Price per ON minority share (control ON x 80%) R$ 110.73
4. Equity value of PN shares 114.0
Number of PN shares (millions) 3.6
Price per PN share R$ 31.50
The shares issued by Tele Norte Celular, as is the case for other companies traded on Bovespa, are negotiated in different price levels according to their specific class and type. This differentiation is due to specific rights and characteristics attributed to each share class and type. Therefore, it is justified to have specific valuations of each class and type of share according to an objectively verifiable criterion (as per interpretation of CVM
“Parecer de Orientação” No 34 of 08/18/2006) deemed to be adequate.
The distribution of the total equity value among ON controlling, ON minority and PN shares issued by Tele Norte Celular was done according to the following criteria:
(1) As stated in Article 254-A of Law 6.404 from 12/15/1976 (Brazilian Corporate Law), the sale of the control of a public company triggers an obligatory tag along offer to the minority shareholders on a price of at least 80% of the acquisition price per common share of the controlling block. Therefore, the implicit control premium is (1/ 80% - 1 = 25%).

Tele Norte Celular - Value breakdown among
PNs, ON minority and ON controlling shares
1. Total value of the shares reflects the economic value of the shares of Tele Norte Celular
2. Value of the ON controlling shares reflects the control
premium of 25.0% over minority common shares, consistent
with the implicit premium defined by Brazilian Corporate Law (2)
3. The value of ON minority shares reflects a historic spread
(90 days) of 181.0% on PN shares, as per appendix A
4. Value of the PN shares reflects the remaining value of the shares after distributions in “2” and “3”
The shares issued by Tele Norte Celular, as is the case for other companies traded on Bovespa, are negotiated in different price levels according to their specific class and type. This differentiation is due to specific rights and characteristics attributed to each share class and type. Therefore, it is justified to have specific valuations of each class and type of share according to an objectively verifiable criterion (as per interpretation of CVM
“Parecer de Orientação” No 34 of 08/18/2006) deemed to be adequate.
The distribution of the total equity value among ON controlling, ON minority and PN shares issued by Tele Norte Celular was done according to the following criteria:
(1) For further information on the methodology used, see Appendix D of this Report.
(2) As stated in Article 254-A of Law 6.404 from 12/15/1976 (Brazilian Corporate Law), the sale of control of a public company triggers an obligatory tag along offer to the minority shareholders on a price of at least 80% of the acquisition price per common share of the controlling block. Therefore, the implicit control premium is (1/ 80% - 1 = 25%).
Value of ownership stake in TMAC 357.1
(-) TNCP net debt 9.8
(-) NPV of TNCP holding expenses
(1)
11.4
1. TNCP equity value 335.9
Total number of shares (millions) 6.7
Price per share 50.12
2. Equity value of ON controlling shares 125.8
Number of ON controlling shares (millions) 1.3
Price per ON controlling share R$ 97.34
3. Equity value of ON minority shares 93.4
Number of ON minority shares (millions) 1.2
Price per ON minority share (control ON x 80%) R$ 77.87
4. Equity value of PN shares 116.6
Number of PN shares (millions) 4.2
Price per PN share R$ 27.71

30 4. Valuation of Tele Norte Celular 4.3. Book value of the shareholders’ equity * * * * * * *

Book value of the shareholder’s equity
Based on the book value of the shareholders’ equity criterion, the value per share of Tele Norte Celular is R$13.15
Book value of the shareholders’ equity
Source: Financial statements of Tele Norte Celular.
(1) Tele Norte Celular did not have any treasury shares as of December 31, 2007.
R$ mn, except price per share
Total assets R$ 529.21
(-) Total liabilities 409.3
(-) Minority interests 31.8
= Shareholders' equity 88.1
Total number of shares ('000) (1) 6,702
R$/share PN and/or ON 13.15
12/31/2007

32 4. Valuation of Tele Norte Celular 4.4. Weighted average share price on the BOVESPA * * * * * * *

TNCP3
Weighted average price of the shares on the BOVESPA
Price of common shares of Tele Norte Celular (TNCP3) on the BOVESPA
Weighted average between 08/01/2006 and 08/01/2007: R$50.95
Weighted average between 08/02/2007 and 04/23/2008: R$72.24
Source: Economática as of April 23, 2008.
0
2,000,000
4,000,000
6,000,000
8,000,000
10,000,000
12,000,000
14,000,000
16,000,000
18,000,000
20,000,000
aug-06sep-06 oct-06 nov-06dec-06 jan-07 feb-07 apr-07may-07jun-07 jul-07 aug-07sep-07 oct-07 dec-07 jan-08 feb-08 mar-08apr-08
-
10.00
20.00
30.00
40.00
50.00
60.00
70.00
80.00
90.00
100.00
110.00
Equity turnover Price (R$/share)

Equity turnover (R$)
Price (R$/share)

CREDIT SUISSE

TNCP4
Weighted average price of the shares on the BOVESPA
Weighted average between 08/01/2006 and 08/01/2007: R$19.61
Weighted average between 08/02/2007 and 04/23/2008: R$25.43
Price of PN shares of Tele Norte Celular (TNCP4) on the BOVESPA
0
2,000,000
4,000,000
6,000,000
8,000,000
10,000,000
12,000,000
14,000,000
-
5.00
10.00
15.00
20.00
25.00
30.00
35.00
Equity turnover Price (R$/share)
aug-06sep-06 oct-06 nov-06dec-06 jan-07 feb-07 apr-07may-07jun-07 jul-07 aug-07sep-07 oct-07 dec-07 jan-08 feb-08 mar-08apr-08
Source: Economática as of April 23, 2008.

Market value of the shares
Based on the weighted average price of the shares issued by Tele Norte Celular listed on the BOVESPA, the price range of common and preferred shares issued by Tele Norte Celular is demonstrated below:
Weighted average price of the shares on the BOVESPA
Source: Economática as of April 23, 2008.
(1) Material Fact from August 2, 2007 related to the acquisition by Vivo Participações S.A. of the shares of TNCP owned by Telpart Participações S.A.
(2) Source: Tele Norte Celular (Tele Norte Celular did not have any treasury shares on December 31, 2007).
R$ per share
ON PN
12-month period prior to the release of the Material Fact (1)
08/01/2006 - 08/01/2007 R$ 50.95 R$ 19.61
Number of shares ('000)
(2)
2,492.5 4,209.2
Market capitalization (R$ mn) 127.0 82.5
Value per share weighted by the amount of shares of each class R$ 50.95 R$ 19.61
Period between the release of the Material Fact and the date of the valuation report
08/02/2007 - 04/23/2008 R$ 72.24 R$ 25.43
Number of shares ('000)
(2)
2,492.5 4,209.2
Market capitalization (R$ mn) 180.1 107.0
Value per share weighted by the amount of shares of each class R$ 72.24 R$ 25.43
90-day period between 01/24/08 and 04/23/08
01/24/2008 - 04/23/2008 R$ 76.40 R$ 27.58
Number of shares ('000)
(2)
2,492.5 4,209.2
Market capitalization (R$ mn) 190.4 116.1
Value per share weighted by the amount of shares of each class R$ 76.40 R$ 27.58

36 Appendix A. Analysis of the historical spreads between ON and PN shares * * * * * *

Amazônia Celular - Analysis of historical spreads
between ON and PN shares
Historical spreads between ON and PN shares of Amazônia Celular
Source: Economática, as of April 23, 2008.
Days prior to the relevant fact from
August 2, 2007
(Average prices of TMAC3 /
Average prices of TMAC11) -1
30 days 291.7%
60 days 284.2%
90 days 251.5%
180 days 233.4%
1 year 166.0%

Tele Norte Celular - Analysis of historical spreads between
ON and PN shares
Historical spreads between ON and PN shares of Tele Norte Celular
Days prior to the Material Fact from
August 2, 2007
(Average prices of TNCP3 /
Average prices of TNCP4) -1
30 days 141.6%
60 days 168.1%
90 days 181.0%
180 days 191.4%
1 year 159.7%
Source: Economática, as of April 23, 2008.

39 Appendix B. Valuation criterion * * * * * * *

Valuation methodology
Multiples of comparable companies
CS valued Tele Norte Celular using multiples of comparable listed companies with similar operational and financial characteristics
Once the universe of comparable companies is chosen, the implicit enterprise value and the value of the shares of the company being valued is calculated by multiplying their operational variables (e.g., net profit, EBITDA) by the respective multiples of the universe of comparable companies
The key element in the analysis of comparable companies is to identify the companies that are most comparable and relevant
- A good comparable company is one that has operational and financial characteristics similar to those of the company being valued
- Examples of operational characteristics: operating sector, products, distribution channels, markets, clients, seasonality and cyclicality
- Examples of financial characteristics: size, leverage, shareholders’ base, growth and margins
CS applied the economic value criterion using multiples of comparable companies for the following reasons:
i. The companies listed on pages 24 to 26 of this Valuation Report have similar operational and financial characteristics to those of Tele Norte Celular and Amazônia Celular and;
ii. The shares of those companies have adequate liquidity and are covered by several research departments of investment banks, and thus their prices appropriately reflect growth perspectives, profitability and risks inherent to companies in the same sector as Tele Norte Celular and Amazônia Celular

41 Appendix C. Terms and definitions used in the valuation report * * * * * *

Terms and definitions used in the valuation report
ARPU: average revenues per user.
Capex:
capital expenditures, or investments in capacity maintenance and/or expansion.
CAPU: cost of acquisition per user.
EBIT: earnings before interest and taxes.
EBITDA:
earnings before interest, taxes, depreciation and amortization.
NPV: net present value, calculated based on a projected cash flow and a certain discount rate.
Spread:
difference between prices of two shares.
TMAC: Amazônia Celular S.A.
TNCP: Tele Norte Celular Participações S.A.
WACC: weighted average cost of capital.

43 Appendix D. Calculation of the NPV of holding expenses * * * * * *

Calculation of the NPV of holding expenses
(1) Calculation using Gordon’s perpetuity growth model. Assumes a perpetuity growth rate of 2,5% in nominal terms, in U.S. dollars.
(2) Source: Financial statements of TNCP and Credit Suisse.
(3) Source: Brazilian Central Bank (2007 year average) and Brazilian Central Bank Focus Report (projections).
Assumptions
Expenses projections in nominal Brazilian reais
Expenses flows converted to US$ and then discounted
Base date: December 31, 2007: Present value of cash flows as of December 31, 2007
Period of projections: from 2008 to 2018
WACC in nominal terms, in US$, of 10.5%
Perpetuity growth of 2.5%
For the correct application of the market multiples of comparable companies methodology to TNCP, it is necessary to subtract from the EBITDA of
TMAC, the operating company, all general and administrative holding expenses of TNCP, as this company does not have any own cash flows other than the cash flows received from its controlling company in order to honor its expenses.
The net present value of TNCP holding general and administrative expenses is demonstrated below:
TNCP holding general and administrative expenses 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018
Perpetuity
(1)
General and administrative expenses (R$ million)
(2)
(1,1) (0,9) (1,0) (1,0) (1,0) (1,1) (1,1) (1,2) (1,2) (1,3) (1,3) (1,4) (17,6)
R$/ US$ FX rate - year average
(3)
1,95 1,74 1,80 1,86 1,90 1,94 1,96 1,99 2,02 2,05 2,08 2,11 2,11
General and administrative expenses (US$ million) (0,6) (0,5) (0,5) (0,5) (0,5) (0,6) (0,6) (0,6) (0,6) (0,6) (0,6) (0,7) (8,3)
1 2 3 4 5 6 7 8 9 10 11 11
Multiplying factor 0% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
Discounted cash flows (US$ million) – (0,5) (0,4) (0,4) (0,4) (0,3) (0,3) (0,3) (0,3) (0,3) (0,2) (0,2) (2,8)
WACC 10,50%
Perpetuity growth 2,50%
NPV on December 31, 2007 (US$) (6,4)
R$/US$ FX rate on December 31, 2008
(3)
1,78
NPV on December 31, 2007 (R$) (11,4)

45 Appendix E. Additional information and disclaimers * * * * * * *

Additional information and disclaimers
The following information is important and must be carefully and thoroughly read:
1. This Valuation Report has been prepared for exclusive use of the Board of Directors of Telemar, its shareholders and TNCP’s shareholders for the purpose of their evaluation of the proposed Voluntary TO, and may not be used or relied upon for any other purpose. This Valuation Report must not be used by any third party and for any other purpose without the prior written consent of CS. This Valuation Report, including its analyses and conclusions, do not constitute a recommendation to any shareholder of Telemar or Tele Norte Celular or member of the Board of
Directors of Telemar on how to vote or act in connection with any matter related to the Voluntary TO. CS will not be liable for any direct or indirect losses or loss of profits resulting from the use of this Valuation Report. The base date used in this Valuation Report is April 23, 2008.
The base date of financial information used in this Valuation Report is December 31, 2007.
2. In order to arrive at the conclusions presented in this Valuation Report, we have performed the following, among other things: (i) analysis of the consolidated financial statements prepared in accordance with accounting practices adopted in Brazil of Tele Norte Celular audited by
PricewaterhouseCoopers Auditores Independentes (“PWC”) for the fiscal year ended on December 31, 2005 and audited by Deloitte Touche
Tohmatsu Auditores Independentes (“Deloitte”) for the fiscal years ended on December 31, 2006 and 2007, (ii) discussions with members of
Telemar’s management about the business and prospects of Tele Norte Celular; and (iii) analysis of other information, financial studies, analyses, research and financial, economic and market criteria we deemed relevant (jointly referred to as “Information”).
3. With respect to our work, we do not assume any responsibility for independently investigating any of the information referred to above and have assumed that such information was complete and accurate in all its relevant aspects. Additionally, we have not been requested to perform, and have not performed, an independent verification of such information, or any independent verification or assessment of any assets or liabilities (contingent or not) of Tele Norte Celular, and we have not received any such assessment and have not assessed the solvency or fair value of Tele Norte Celular under any laws governing bankruptcy, insolvency or similar matters.
4. We do not make, and will not make, either expressly or implicitly, any representation or warranty regarding any information (including financial and operational forecasts of Tele Norte Celular or assumptions and estimates on which such forecasts were based) used in the preparation of this Valuation Report. Additionally, we do not assume any obligation to make, and have not made, any physical inspection of the properties or facilities of Tele Norte Celular. We are not an accounting firm and do not provide accounting or auditing services related to this Valuation
Report. We are not a law firm and do not provide legal, tax or fiscal services related to this Valuation Report.

Additional information and disclaimers (cont’d)
5. The controlling shareholders of Tele Norte Celular and/or Telemar and their management did not (i) in any way interfere with, restrict or hinder our access and our capacity to obtain and use the information necessary to prepare this Valuation Report, (ii) determine the methodologies used in the preparation of the analyses, or (iii) in any way restrict our capacity to arrive at the conclusions independently presented in this
Valuation Report.
6. The preparation of a financial analysis is a complex process that involves various decisions on the most appropriate and relevant financial analysis methods, and the application of these methods. In order to arrive at the conclusions presented in this Valuation Report, we applied a qualitative approach to the analyses and factors considered by us. We arrived at a final conclusion based on the results of the analysis performed by us as a whole, and we did not reach individual conclusions based on or related to any of the factors or methods of our analysis.
Therefore, we believe our analysis must be considered as a whole and that the examination of parts of our analysis and specific factors without considering the full context of our analysis and conclusions may lead to incomplete and incorrect interpretations of the processes used in our analyses and conclusions.
7. This Valuation Report provides an estimate with respect to the value of the shares issued by Tele Norte Celular and does not evaluate any other aspect or implication of the Voluntary TO or any contract, agreement or understanding signed in relation to the Voluntary TO. We do not express any opinion on the value for which the shares related to the Voluntary TO could be traded on any securities market at any time. The results presented in this Valuation Report refer exclusively to the Voluntary TO, and do not apply to any other matter or operation, present or future, relative to Tele Norte Celular or Telemar, or to the economic group of which these companies are part or to the sector in which they operate.

Additional information and disclaimers (cont’d)
8. Our Valuation Report is necessarily based on information provided to us as of the date of this Valuation Report and takes into account economic and market conditions and other conditions as they are and as can be evaluated on this date. Although future events and other developments could affect the conclusions presented in this Valuation Report, we do not have any obligation to update, revise, rectify or revoke this Valuation Report, wholly or partly, as a result of any subsequent development or for any other reason.
9. Our analyses deal with Tele Norte Celular as an operation independent from Telemar (stand-alone operation) and, thus, do not include operating, tax or any other benefits or losses, including any premiums, synergies, incremental value and/or costs, if any, that Telemar or Tele
Norte Celular may have as a result of the completion of the Voluntary TO, if consummated, or of any other transaction. The evaluation also disregards any operational and financial gains or losses that may result after the Voluntary TO due to a commercial change in the business currently existing between Telemar and Tele Norte Celular.
10. Telemar has agreed to reimburse us for our expenses and to indemnify us and certain persons related to us for certain liabilities and expenses that may arise as a result of our retained services.

Additional information and disclaimers (cont’d)
11. We have provided, from time to time, in the past, investment banking services and other financial services to Telemar, its controlling shareholders, subsidiaries and companies under common control (“Affiliates”) for which we were remunerated, as mentioned in “Evaluator
Representations” of this Valuation Report (for the purposes of Schedule III, X, “d”, 5, of CVM Instruction No. 361/02) and may, in the future, provide these services to Telemar and Tele Norte Celular and/or their Affiliates, for which we expect to be remunerated. We are a financial institution that provides a variety of financial services and other services related to securities, brokerage and investment banking. In the normal course of our activities, we may acquire, hold or sell, on our behalf or on the behalf of our clients, shares, debt instruments and other securities and financial instruments (including bank loans and other obligations) of Telemar and Tele Norte Celular and of any other companies involved in the Voluntary TO, as well as provide investment banking services and other financial services to these companies and their Affiliates. Also, the professionals of our research departments and of other divisions may base their analyses and publications on different operational and market assumptions and on different analysis methodologies compared with those used in the preparation of this Valuation Report, with the result that the research reports and other publications prepared by them may contain different results and conclusions when compared with those herein presented. We also adopted policies and procedures to preserve the independence of our research analysts, who may have different views from those of our investment banking department. We also adopted policies and procedures for preserving the independence between investment banking and other areas and departments of CS, including but not limited to asset management and the proprietary desk for trading shares, debt instruments, securities and other financial instruments.
This Valuation Report is the intellectual property of CS.
The financial calculations contained in this Valuation Report may not result in exact sums due to rounding.
Banco de Investimentos Credit Suisse (Brasil) S.A.
José Olympio Pereira Bruno Amaral Edwyn Neves Marco Gonçalves
[by: /s/ Edwyn Neves]
[by: /s/ Bruno Amaral]
[by: /s/ Marco Gonçalves]
[by: /s/ José Olympio Pereira]

50 BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A. Avenida Brigadeiro Faria Lima, 3064 01451-000 São Paulo, SP +55 11 3841 6000 www.credit-suisse.com * * *